Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated April 6, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30 and Pricing Supplement No. 31 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget
Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 3, 2021 and April 6, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	20.991%	$104,955	March 12, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 3, 2021 and April 6, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	70.851%	$354,255	March 8, 2021
$800,000	70.606%	$564,848	March 12, 2021
$1,500,000	70.655%	$1,059,825	March 15, 2021
$2,000,000	70.655%	$1,413,100	March 15, 2021
$1,000,000	70.655%	$706,550	March 15, 2021
$1,500,000	70.103%	$1,051,545	March 16, 2021
$800,000	70.103%	$560,824	March 16, 2021
$500,000	69.822%	$349,110	March 25, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 3, 2021 and April 6, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	56.746%	$1,134,920	March 16, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$11,100,000	65.765%	$7,299,932	$796.42 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$796.42 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$100,524.80 as of the date hereof. After payment of the registration fee for this offering, US$99,728.38 remains available in SEK’s account for future registration fees.